Exhibit 99.2

EXHIBIT A

TO

MOTION FOR LEAVE TO SUPPLEMENT

THE SECOND AMENDED COMPLAINT

Mercier v. Inter-Tel (Delaware), Incorporated,

Del. Ch., C.A. No. 2226-VCS

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

VERNON A. MERCIER,	)
)
Plaintiff,	)
)
v.	) Civil Action No. 2226- VCS
)
INTER-TEL (DELAWARE), INCORPORATED,	)
NORMAN STOUT, ALEXANDER CAPPELLO, J.	)
ROBERT ANDERSON, JERRY W. CHAPMAN,	)
GARY D. EDENS, STEVEN E. KAROL, ROBERT	)
RODIN and AGNIESZKA WINKLER,	)
)
Defendants.	)

SUPPLEMENT TO THE SECOND AMENDED COMPLAINT

Pursuant to Chancery Court Rule 15(d), Plaintiff hereby supplements the Second Amended Complaint in this action to include transactions, occurrences and events which have happened since the filing of the Second Amended Complaint.

A. The Mitel Merger

1. On April 26, 2007, Defendant Inter-Tel (Delaware), Incorporated (“Inter-Tel” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mitel Networks Corporation, a Canadian corporation (“Mitel”) and Arsenal Acquisition Corporation (“Arsenal”), a wholly-owned subsidiary of Mitel, pursuant to which Arsenal will be merged with and into Inter-Tel, with Inter-Tel as the surviving corporation (the “Merger”). In the Merger, the stockholders of Inter-Tel will be cashed out for $25.60 per share in cash. The Merger Agreement and Merger were approved by only seven of Inter-Tel’s 11 directors. Director Steven Mihaylo voted against approval of the Merger Agreement and Merger, and two other directors, Dr. Anil K. Puri and Kenneth L. Urish, abstained from voting. One director, defendant Steven E. Karol, was not at the meeting at which the Merger and Merger Agreement were approved. In order “to avoid any appearance of a conflict of interest,” defendant Norman Stout, the Company’s Chief Executive Officer, abstained as a member of the Special Committee from voting to recommend the Merger Agreement and Merger to the Board. He nevertheless was one of the seven directors who voted to approve the Merger and Merger Agreement at the Board meeting.

2. The standards and measurements defendants themselves applied to prior offers by Mr. Mihaylo and Vector Capital Corporation (“Vector”) demonstrate that defendants breached their fiduciary duty because they (i) failed to employ a fair process or provide a level playing field in pursuing a sale of the Company, (ii) failed to maximize value for Inter-Tel’s stockholders, (iii) deliberately excluded Mihaylo, Vector, financial buyers and others from the sale process, and (iv) entered into a Merger Agreement with no-shop and termination fee provisions, even though Vector had offered $26.50 per share before the board approved and the Company executed that agreement. The Individual Defendants also breached their fiduciary duties by having Inter-Tel make representations and covenants in the Merger Agreement that are false and incorrect. These representations and covenants may subject Inter-Tel to substantial harm, including potential damages for breach of contract, and may prevent plaintiff and the Inter-Tel public stockholders from receiving maximum value for their shares. Because of these untrue representations and agreements, the defendants have also subjected plaintiff and the other public stockholders to the risk that their investment may be adversely affected by, and their shares may be taken from them in, an invalid merger.

B. Terms of the Merger Agreement

3. In Section 4.01 of the Merger Agreement, Inter-Tel represents that it is “a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware” and that it has all corporate powers for operating its business. The Section further represents:

The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and by-laws of the Company as in effect on the date hereof. The Company is not in violation of any of the provisions of its certificate of incorporation or by-laws.

Thus, the defendants have represented that the provisions of Inter-Tel’s certificate and by-laws are valid, including the Section 203 Provision and the Consent Provision challenged in this litigation. Moreover, they have represented that Inter-Tel was validly reincorporated into Delaware and, therefore, is duly incorporated and validly existing under Delaware law. These representations are wrong.

4. Section 4.02(a) of the Merger Agreement provides:

The execution, delivery and performance by the Company of this Agreement and consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval (as defined below), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (the “Company Stockholder Approval”) in favor of the adoption of this Agreement is the only vote of the holders of any Company Securities necessary in connection with the consummation of the Merger.

Section 4.02(a) also represents that the Merger Agreement has been duly and validly executed and delivered by Inter-Tel and constitutes a legally valid and binding agreement of the Company. The representations in Section 4.02(a) assume the validity of the Reincorporation and that Inter-Tel is a Delaware corporation.

5. Section 4.02(a)’s representation that a vote of the holders of a majority of Inter-Tel’s outstanding common stock is the only stockholder approval necessary is inconsistent with the defendants’ position that the Section 203 Provision in Inter-Tel’s certificate is valid. While the Merger Agreement represents that all provisions contained in Inter-Tel’s Certificate of Incorporation are in effect, it does not provide for any vote under the Section 203 Provision. However, if the Section 203 Provision were valid, then a vote under that provision would be a prerequisite for approval of the Merger. Under 8 Del. C. § 203(a), the prior approval of the Inter-Tel Board of interested stockholder status for Mitel and of the business combination (i.e. the Merger) would be sufficient to exempt Mitel and the Merger from the restrictions of Section 203. However, the Section 203 Provision does not contain an exemption for prior board approval.1 Rather, that certificate provision requires that at or subsequent to the time the acquiror became an interested stockholder, the business combination must be approved at a stockholders’ meeting by “at least a majority of the outstanding voting stock which is not owned by the interested stockholder.”2 Section B5 of the Section 203 Provision defines interested stockholder as any person that is the owner of 15% or more of the outstanding voting stock of Inter-Tel. Under Section B9(2)(A) of that provision, ownership includes any stock which a person individually or through any affiliate has the right to acquire whether immediately or only after time, pursuant to any agreement, arrangement or understanding. As a result of the Merger Agreement, Mitel has the right to acquire 15% or more of Inter-Tel’s outstanding stock pursuant to an agreement. Accordingly, upon execution of the Merger Agreement, Mitel became an interested stockholder under the terms of the Section 203 Provision. Because the Merger will be a merger of Inter-Tel with an interested stockholder, it is a business combination under Section B3(i) of the Section 203 Provision. Accordingly, if the Section 203 Provision were valid, the Merger would be subject to the non-waivable voting requirement of the Section 203 Provision.

[1]

Defendants’ Opening Brief in Support of Their Motion to Dismiss Plaintiff’s Second Amended Complaint, p. 13 (“Defendants’ Brief”) acknowledged that there is no prior board approval exclusion in the Section 203 Provision.

[2]	Defendants’ Brief, p. 14, asserts that this non-waivable vote requirement is valid under Delaware law.

Neither the 8-K announcing the Merger, the Merger Agreement itself nor the Preliminary Proxy Statement discusses the Section 203 Provision, much less explains why the provision, if valid, would not apply to the Merger.

6. In Section 4.04 of the Merger Agreement, the defendants represented that:

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and other transactions contemplated hereby do not and will not (i) violate, contravene, breach or conflict with the certificate of incorporation or by-laws of the Company.

However, unless the Section 203 Provision is invalid, Inter-Tel’s performance of the Merger Agreement and consummation of the Merger would violate the Section 203 Provision. Moreover, the representation in Section 4.04 assumes the validity of the Reincorporation and the validity of the certificate of incorporation and by-laws of Inter-Tel as a Delaware corporation.

7. Section 4.05(a) of the Merger Agreement represents that Inter-Tel has authorized capital of 100 million shares of “Company Stock” and that as of April 20, 2007, there were 27,161,823 shares of such stock issued, including 27,048,012 shares that are outstanding and 113,811 treasury shares. Section 1.01 of the Merger Agreement defines Common Stock as common stock, $0.001 par value of the Company. Thus, the Merger Agreement represents that Inter-Tel has par-value stock as a Delaware corporation. This is incorrect because the defendants improperly changed Inter-Tel’s stock from no-par value to par value. Furthermore, the Merger Agreement again assumes the validity of the Reincorporation.

8. In Section 4.12 of the Merger Agreement, Inter-Tel represents that since January 1, 2005, it has been in compliance with all Applicable Laws, a term which is defined in Section 1.01 to include all state laws. In fact, Inter-Tel has violated the Delaware General Corporation Law and the Arizona Corporation Law in connection with the Reincorporation, the alteration of

Inter-Tel Delaware’s certificate and by-laws and the alteration of the Reincorporation Agreement.

9. In Section 6.01 of the Merger Agreement, Inter-Tel covenants that prior to the consummation of the Merger, it will not amend its certificate of incorporation or by-laws or any material term of its stock. Thus, the defendants have contractually restricted the Company from correcting the defects in the Reincorporation and the Delaware certificate.

10. Section 11.04(b) of the Merger Agreement provides that Inter-Tel must pay Mitel a $20 million termination fee if any of several events occur, including (i) Inter-Tel accepting a superior proposal, (ii) the Inter-Tel board changes its recommendation with respect to the Merger and (iii) the Inter-Tel stockholders do not approve the Merger Agreement.

11. Section 6.03 of the Merger Agreement is a “No Solicitation” Provision which severely restricts Inter-Tel’s ability to solicit or pursue a better transaction for the stockholders. The provision is complicated, and it takes over two pages to summarize it in the Preliminary Proxy Statement. Section 6.03(a) prohibits even solicitation or encouragement of inquiries relating to an acquisition proposal and also bars in any way assisting a third party who has indicated an interest in the possibility of making an acquisition proposal (including providing information to the potential bidder). Inter-Tel and its directors also may not “recommend a Superior Proposal or withdraw, qualify or modify the Company Board Recommendation in a manner adverse to” Mitel. Except for extending the Confidentiality Agreements with Mihaylo and Vector, Inter-Tel also may not enter into, amend or modify any agreement in principle, letter of intent, term sheet, confidentiality agreement, acquisition agreement or other similar agreement or instrument (whether or not binding) relating to an acquisition proposal.

12. Section 6.03(b) contains a purported “fiduciary out” which provides a very limited opportunity for Inter-Tel to discuss a bona fide acquisition proposal that is or is likely to lead to a Superior Proposal and to furnish information. Significantly, the fiduciary-out specifically contemplates and dictates the terms on which information can be provided to Vector. Of course, if the defendants thought it was possible that Vector would make a proposal superior to Mitel’s offer, then why did they not contact Vector and seek a bid before negotiating a merger agreement with Mitel? Indeed, on information and belief, the specific reference to Vector may have been added to the Merger Agreement after Vector, on April 25, 2006, proposed a merger at $26.50 before the Merger Agreement was signed.

13. Section 6.03(e) permits certain negotiations and discussions with Mihaylo if he submits an acquisition proposal. Thus, the defendants anticipated that Mihaylo might be willing to pay more for Inter-Tel, but in breach of their fiduciary duties, they failed to seek a bid from him and instead pursued negotiations exclusively with Mitel and entered into a Merger Agreement containing no-solicitation restrictions and providing for a $20 million termination fee.

C. The Preliminary Proxy Statement’s Description of Merger Discussions

14. On May 11, 2007, Inter-Tel filed a preliminary proxy statement with the Securities and Exchange Commission (the “Preliminary Proxy Statement”). The filing suggests that Inter-Tel plans to hold a special meeting of stockholders to vote on the Merger Agreement on or about July 15, 2007.

15. According to the Preliminary Proxy Statement, Inter-Tel held undisclosed discussions regarding a business combination with Mitel and others from as early as October 2003. During the period from June 2006 through November 2006 when Mr. Mihaylo and Vector were submitting offers to purchase the Company, defendant Stout was conducting discussions with Mitel and others concerning a possible business combination with Inter-Tel. After Mihaylo’s resolution that Inter-Tel should be sold was narrowly defeated at a special meeting on October 24, 2006, Inter-Tel nevertheless continued to hold discussions with Mitel and others concerning a possible business combination from late November 2006 through March 2007. Most striking is that Inter-Tel, which supposedly was exploring all its strategic options, never contacted Mihaylo, Vector or others who had previously expressed interest in acquiring Inter-Tel to see if they were interested in pursuing a business combination.

16. According to the Preliminary Proxy Statement, Mitel contacted defendant Cappello on December 11, 2006 to continue discussions regarding a potential business combination between Inter-Tel and Mitel. On December 14, 2006, defendant Stout received a call from a representative of Francisco Partners which had previously submitted an expression of interest to Inter-Tel in September 2005. Defendants Cappello and Stout met with Mitel officers on January 16, 2007 to discuss a potential transaction, and Mitel revealed it had held discussions with Francisco Partners as a potential financial partner in the acquisition of Inter-Tel.

17. After Mihaylo sent a January 19, 2007 letter proposing nine points of action for Inter-Tel, the defendants proceeded to stall Mr. Mihaylo while pursuing further discussions with Mitel. On February 13, 2007, defendants Stout and Cappello updated the Special Committee on discussions with Mitel. Later that same day, defendant Stout met with Mitel and Francisco Partners to discuss further the proposed business combination, including Mitel’s proposed per-share price of $25. Mitel signed a Confidentiality Agreement on March 1, 2007, and due diligence and management meetings were held from March 1 through March 3, 2007.

18. After Mihaylo had notified Inter-Tel of his intention to nominate directors and wage a proxy contest at Inter-Tel’s 2007 Annual Stockholders Meeting, the Special Committee

met on March 5, 2007 to receive a report on the recent discussions with Mitel. According to the Preliminary Proxy Statement, despite the months of discussions with Mitel, Mitel’s $25 per-share proposal, the execution of the Confidentiality Agreement and three days of due diligence meetings, the Special Committee concluded that “Inter-Tel was not for sale.” The committee, however, authorized defendants Cappello and Stout to continue discussions with Mitel. Defendant Stout spoke with representatives of Francisco Partners on March 14, 2007 and spoke a number of times with representatives of Mitel and Francisco Partners during the last half of March. On March 16, the Special Committee was updated on recent discussions with Mitel and determined that discussions with Mitel and Francisco Partners should continue.

19. The Special Committee received a further update on March 23, 2007 and directed that “the draft Merger Agreement should be sent to Mitel and its advisors.” The Committee’s counsel sent a draft Merger Agreement to Mitel’s legal counsel on March 26, 2007. On March 30, 2007, Mihaylo filed preliminary proxy materials. Mihaylo and Inter-Tel continued to exchange and make public letters stating charges and countercharges. Meanwhile, revised versions of the Merger Agreement were circulated between Inter-Tel and Mitel on April 1, 2007 and April 6, 2007.

D. Defendants Enter Into the Merger Agreement Despite Vector’s Offer

20. At an April 12, 2007 Special Committee meeting, Stout attempted to blame Inter-Tel’s disappointing first quarter 2007 results on Mihaylo’s threatened proxy contest. There was also a further update on the discussions with Mitel. On April 16, 2007, representatives of Inter-Tel met with Mitel and Francisco Partners for “further discussions and negotiations regarding various open terms of the Merger Agreement, including price, termination rights, the amount of the termination fee and the terms of the proposed no solicitation provisions.” At this meeting, Mitel proposed a price of $25 per share in cash. At an evening meeting on April 16, 2007, the

Special Committee discussed the impact of the negative first quarter 2007 results, but determined that Mitel and Francisco Partners should be advised that “the $25.00 price was not acceptable and to encourage Mitel to present its best offer.” Significantly, the Special Committee did not suggest any counter-offer, nor did it seek bids from Vector, Mihaylo or other potential acquirors. At an April 19, 2007 meeting, the Special Committee was again updated on the Mitel negotiations and concluded that Inter-Tel should focus its energies exclusively on continuing to negotiate with Mitel for an increased price. Again, the Special Committee made no effort, and gave no direction, to seek other bids in the hope of maximizing shareholder value in a sale of Inter-Tel.

21. On April 21, 2007, Mitel indicated that it would consider paying more than $25 per share subject to resolution of other open issues in the Merger Agreement. On April 22, 2007, Mitel sent a revised proposal, including a revised draft of the Merger Agreement which reflected a price of $25.50 per share. On April 23, 2007, Mitel increased its offer only to $25.60 per share.

22. On April 23, 2007, the Special Committee discussed the proposed merger terms, including the no-shop provision and termination fee. At an April 23, 2007 Board meeting, ostensibly to discuss the status of management initiatives and issues raised by Mr. Mihaylo, defendant Cappello disclosed the negotiations concerning the proposed business combination with Mitel. This was apparently the first that Mr. Mihaylo and his two designees to the Board had heard about the negotiations. At a reconvened Board meeting on April 24, 2007, the directors were updated on the discussions of price with Mitel and Francisco Partners and discussions with Mitel’s financial advisor. While Mihaylo’s two designees to the board, Dr. Puri and Kenneth Urish, were updated on various financial analyses and information pertaining to the

Mitel proposal and the Special Committee’s activities, Mr. Mihaylo was excluded from the update purportedly based on “the possibility that Mr. Mihaylo might want to make a competing bid.” Of course, during the months of discussions Inter-Tel had held with Mitel and others, there was no effort to solicit any competing bid from Mr. Mihaylo. After further discussions, the Board concluded that negotiations with Mitel should continue. From April 24 through April 26, 2007, further drafts of the Merger Agreement and other related documents were exchanged.

23. On April 25, 2007, Vector sent a letter to the Inter-Tel Board stating that since its last proposed offer to buy Inter-Tel, conditions had improved and that Vector Capital might consider making an all-cash offer at a price of $26.50 per share, noting that Mihaylo was not part of the proposal. At an April 25, 2007 meeting, the Special Committee discussed Vector’s letter and the potential impact of the pending release of Inter-Tel’s disappointing first quarter 2007 results on Vector’s $26.50 expression of interest. Despite Vector’s expression of interest, the defendants continued to negotiate definitive transaction documents with Mitel which included a no-shop provision and termination fee.

24. On the morning of April 26, 2007, Vector reaffirmed its expression of interest and indicated it now believed that a price above $27 per share should be justifiable. Vector also stated that it would be unlikely to participate in a post-signing market check. Rather than negotiate with Vector, defendants pursued a deal with Mitel that was not the best value reasonably available. In fact, defendants rushed to sign their deal with Mitel despite Vector’s willingness to pay more. At a meeting on April 26, 2007, the Special Committee, despite the pendency of Vector’s higher offer, voted to recommend to the full Board of Directors to approve the Merger Agreement with Mitel. Defendant Stout abstained “to avoid any appearance of a conflict of interest.” The Committee made excuses for ignoring Vector’s offers, including that it was “an expression of interest only” and subject to “due diligence.” Of course, the excuses the Committee offered were all the result of defendants’ decision to exclude Vector from the process. Had defendants sought a bid from Vector in a timely manner, Vector could have completed due diligence and submitted an unconditional bid. Thus, the defendants relied on their own exclusion of a known potential bidder from the process as a basis for ignoring an expression of interest that was at least $.90 per share more than the Mitel Merger price.

25. Seven of the ten directors present at the subsequent board meeting on April 26 (including Mr. Stout) voted to approve the Merger Agreement. The defendants again refused to pursue Vector’s superior proposal, claiming it was “subject to contingencies, confirmation and financing questions and was from a party that was not aware of Inter-Tel’s recent disappointing results of operations and had recently been unable to submit a bid above $23.25 a share.” Inter-Tel’s financial advisor, UBS, opined that “as of April 26, 2007, the $25.60 per share Merger Consideration to be received by holders of Inter-Tel Common Stock (excluding Steven G. Mihaylo and his affiliates) in the Merger, was fair, from a financial point of view, to such holders.” While UBS and the Board “noted that the Mitel price was significantly higher than the final offer submitted by Mr. Mihaylo and Vector Capital in August of 2006,” (i.e. eight months ago) Inter-Tel never sought a further offer from Mihaylo or Vector. The defendants claimed that Mihaylo’s resolution for a sale of Inter-Tel had “put Inter-Tel in play for potential bidders.” However, the defendants had insisted that Inter-Tel was not for sale and, though the vote was very close Mihaylo’s resolution was voted down by the Inter-Tel stockholders. Mihaylo voted against adoption of the Merger Agreement, and Dr. Puri and Mr. Urish abstained. Defendant Karol did not attend the meeting, but apparently favored the Merger. Significantly, Inter-Tel has subsequently announced that a $26.50 per-share proposal from Vector is a “superior proposal” to the Merger, as defined by the Merger Agreement. Yet the defendants approved the Merger and had Inter-Tel enter into the Merger Agreement after Vector had put $26.50 on the table.

26. The defendants breached their fiduciary duty by rushing to sign the Merger Agreement with Mitel, rather than exploring Vector’s interest in acquiring Inter-Tel at a higher price. Having failed to contact Vector during their negotiations with Mitel, even though Vector was a logical potential bidder, the defendants then subjected Inter-Tel to no-solicitation restrictions and a $20 million termination fee even after Vector confirmed it was actively interested in making a higher bid. They further breached their fiduciary duty by failing to solicit a bid from Mihaylo. They also failed to discharge their duty by arbitrarily excluding financial buyers when such bidders do frequently offer the highest price.

E. Vector’s Renewed Offer

27. According to the Preliminary Proxy Statement, on May 9, 2007, the Inter-Tel Board received a letter from an undisclosed financial buyer proposing to acquire Inter-Tel at an all cash price of $26.50 per share subject to due diligence. On May 10, 2007, the Special Committee determined that the proposal was likely to lead to a “superior proposal” under the Merger Agreement. However, the Preliminary Proxy Statement says that after the Special Committee’s counsel demanded execution of a Confidentiality Agreement, the financial buyer withdrew its letter. In its 8-K filed on May 16, 2007, Inter-Tel disclosed that Vector was the financial buyer who had submitted the $26.50 bid.

28. On May 15, 2007, Inter-Tel issued a press release announcing that its board had received a letter from Vector expressing an interest in acquiring Inter-Tel at an all-cash price of $26.50 per share subject to confirmatory due diligence, financing and other conditions. The Special Committee determined that Vector’s proposal was likely to lead to a “superior proposal” under the Merger Agreement. This confirms that when the defendants approved the Merger on

April 26, 2007, they already had before them an expression of interest from Vector that was likely to lead to a superior proposal. Yet they had Inter-Tel enter into a Merger Agreement with a $20 million termination fee, which based on the 27,060,862 shares outstanding, represents nearly $.75 per share.

29. In proceeding with the Mitel Merger, the defendants have pretended the Section 203 Provision does not even exist (the Preliminary Proxy Statement does not even mention it). However, they are no doubt ready to invoke it against Vector, Mihaylo or other potential competing bidders.

F. The Improper Exclusion of Financial Buyers

30. The supposed justification for pursuing extensive negotiations with Mitel while not seeking bids from Vector and others was the false premise that financial bidders would not be willing or able to pay as much as Mitel because Mitel was a strategic buyer that might realize synergies from the transaction. However, the numerous acquisitions of substantial corporations by financial buyers in recent years plainly demonstrate that this purported justification for ignoring financial buyers was simply an excuse to avoid offering Vector and other financial buyers an opportunity to bid for Inter-Tel until management had signed up the deal with its preferred acquiror. Indeed, Vector, a financial buyer, promptly offered to acquire Inter-Tel at a price above the Mitel deal. Moreover, Mitel’s “financial partner,” Francisco Partners, is a financial buyer.

31. Unlike other circumstances where financial buyers would need incumbent management in order to run the acquired company, in the Inter-Tel situation alternative senior management might be readily available in the person of Steven Mihaylo, the founder and long-time CEO of the Company. Thus, particularly with respect to Vector, which had previously combined with Mihaylo to make an offer for the Company, incumbent management had a strong incentive to avoid allowing financial buyers (particularly Vector) to bid because such buyers might prefer Mr. Mihaylo as substitute management.

G. Defendants’ Attacks on the Prior Mihaylo/Vector Proposal Demonstrate the Process Was Unfair

32. The defendants’ support for the Mitel Merger is fundamentally at odds with the positions they took in opposing (i) the $23.25 Mihaylo/Vector offer made in August 2006, and (ii) Mihaylo’s precatory, non-binding resolution that the Inter-Tel Board arrange for a prompt sale of the Company to the highest bidder. The defendants opposed the $23.25 offer and Mihaylo’s resolution because they claimed that the Company should pursue “a long-term strategic plan that was approved by the Board in June 2006” and was only in “its early stages of implementation.” September 19, 2006 Inter-Tel Proxy Statement, p. 1. On October 20, 2006, Inter-Tel released a statement asserting that the Company’s new products were in the early stage of acceptance and that Inter-Tel’s management and the Special Committee “have complete confidence in the Company’s ability to execute on a strategic plan and thereby realize greater long-term value for Inter-Tel stockholders.” The defendants claimed in Inter-Tel’s September 19, 2006 Proxy Statement that:

The Special Committee does not believe this is the appropriate time to sell the Company.

However, the Preliminary Proxy Statement reveals that while the defendants repeatedly told the Inter-Tel stockholders that a prompt sale of the Company would not provide maximum value, at the same time they were out trying to sell the Company to Mitel. Inter-Tel questioned why if Mihaylo truly did not believe in the prospects of Inter-Tel’s new products, “why should he be offering to buy the entire Company?” But if management and the Special Committee believed in Inter-Tel’s prospects and had complete confidence in its long-term strategic plan, then why were they out trying to sell the Company to Mitel?

33. In an October 18, 2006 press release, Defendant Cappello condemned Mihaylo’s offer as an “attempt to force a sale of the Company at an inopportune time and an inadequate price.” Yet at that same time, the Company, including Cappello, was continuing discussions to sell the Company to Mitel. They now want to sell the Company for a price that is only slightly above “the inadequate” offer of Mihaylo and Vector that was rejected by the defendants.

34. The defendants asserted in Inter-Tel’s September 19, 2006 Proxy Statement that because Mihaylo had already been afforded extensive due diligence over a 90 day period, there would not be a level playing field for all interested bidders to submit offers for the Company. Yet the defendants established a process which they allowed Mitel to conduct due diligence over several months of negotiations and then signed a Merger Agreement with Mitel that contained a no-shop provision and large termination fee. They even used the fact that Vector’s $26.50 offer was subject to due diligence as an excuse for disregarding the offer and signing up the Merger Agreement. Had Vector been included in the sale process and provided with the same opportunity as Mitel, it would have completed its due diligence before April 26, 2007. In short, the defendants deliberately created an unlevel playing field that did not permit all potentially interested bidders to submit offers for the Company on an equal footing.

35. The defendants’ rush to sign up the Merger Agreement with Mitel reflected the very sort of “fire sale” atmosphere that, in opposing the Mihaylo resolution, they said would force the Company to negotiate from a position of weakness and result in a reduced value for stockholders.

36. The Special Committee also asserted that the $23.25 per-share offer presented by Vector and Mihaylo “did not represent your best offer.” Yet the Special Committee never sought to elicit that best offer, even while it was negotiating with Mitel for a price that was not substantially more than the Vector/Mihaylo offer they had rejected as inadequate.

H. The Merger Price Is Unfair

37. The defendants’ own prior words and conduct in response to the Mihaylo/Vector Offer also proves the $25.60 merger price is unfair. The defendants repeatedly told the Inter-Tel stockholders that the $23.25 offer from Vector and Mihaylo was inadequate and did not reflect the intrinsic value of Inter-Tel. In opposing the Mihaylo/Vector Proposal, the defendants relied on statements that the Mihaylo/Vector $23.25 per-share offer was not compelling because it represented only a modest premium over the Company’s stock price and was below average for communications equipment transactions. Yet the same comments could be made about the Mitel transaction. The defendants criticized Mihaylo’s revised offer of $23.25 because it was only $.75 per share or approximately 3% more than his prior offer. After finding Mitel’s $25 offer was inadequate, the defendants accepted a mere $.60 increase in that offer—and increase of only about 2.4%, and they now claim the Mitel deal is terrific because it is a mere 10% more than the Mihaylo/Vector offer they rejected as inadequate and unfair.

38. In its October 2006 presentation to ISS, Inter-Tel asserted that:

•	Mihaylo’s Offer Provides an Inadequate Acquisition Premium

•	Mihaylo’s Offer is a Significant Discount to Some Analysts Price Targets for Inter-Tel on a Stand-Alone Basis

•	Found by Special Committee with Advice of its Outside Advisors to be Inadequate and Not in the Best Interests of the Stockholders

Inter-Tel also claimed that it was an inopportune time to sell the Company because other likely buyers were currently occupied integrating major acquisitions.

39. In its ISS presentation, Inter-Tel quoted an analyst who stated that a financial buyer should be paying in the mid-20s for Inter-Tel and that a strategic buyer should be paying in the high 20s. Yet now the defendants propose to sell Inter-Tel to a strategic buyer for only $25.60. The ISS presentation also noted that:

Current Wall Street analyst price targets average $23.00 for Inter-Tel on a stand-alone basis, excluding an acquisition premium.

—Price target range is as high as $28.00 for B. Riley.

In the ISS presentation, Inter-Tel also claimed that the Mihaylo resolution should be rejected because it would result in a potential auction with only one bidder. Yet then the defendants went out and essentially negotiated with only one bidder.

40. The inadequacy of the Mitel transaction at $25.60 per share is perhaps best demonstrated by comparing the premiums represented by that transaction with Inter-Tel’s own analysis in the ISS presentation of the “Inadequate Acquisition Premium” represented by the Mihaylo/Vector $23.25 offer. The Preliminary Proxy Statement asserts that the Special Committee and the Board are recommending the Merger because the $25.60 per-share consideration represents (i) approximately a 10.4% premium over the average price of Inter-Tel stock from January 1, 2007 through April 25, 2007, (ii) a premium of approximately 7% over the one-week calendar trailing average for the week ending April 26, 2007, (iii) a premium of approximately 7.6% over the $23.79 closing sale price of Inter-Tel’s common stock on April 26, 2007, the last trading day prior to the public announcement of the Merger Agreement and (iv) a premium of 10.1% over the $23.25 price offered by Mihaylo and Vector Capital in August of 2006. Significantly, the premium based on the trading prices during the three months ending April 26, 2007 is only 9%–obviously the defendants dropped April 26 and added the first several weeks of January to make the premium seem higher. The Preliminary Proxy Statement also does not mention the premium over the average market price for the month prior to announcement of the Merger, which was only about 7.2%.

41. In asserting that the $23.25 Mihaylo/Vector offer provided an inadequate premium, Inter-Tel pointed out in the ISS presentation that selected technology transactions, which included 49 transactions since September 2005, showed an average one-day premium of 25.6%, a one-week average premium of 26.2%, a one-month average premium of 28.5% and a three-month average of 28.7% premium. The Mitel Merger fails to even approach the 20% plus premiums Inter-Tel cited in attacking the Mihaylo/Vector offer.

42. Inter-Tel also asserted in the ISS presentation that the Mihaylo/Vector offer provided an inadequate premium over recent market prices because as of September 27, 2006 it only represented a premium of (i) 6.8% over the one-day price, (ii) 6.3% over the one-week average, (iii) 5.2% over the one-month average and (iv) 8.8% over the three-month average. These premiums that defendants called inadequate are roughly comparable to the premiums in the Mitel transaction. Moreover, Inter-Tel’s stock price on September 27, 2006 reflected the pendency of Mihaylo’s $23.25 offer, which had been withdrawn long before the periods the Preliminary Proxy Statement selected for measuring the premium in the Mitel Merger.

43. Inter-Tel also asserted the Mihaylo/Vector offer provided an inadequate premium with respect to Inter-Tel’s share price as of March 3, 2006 because the following premiums were too low: (i) one-day premium of 17.8%, (ii) one-week average premium of 17.2%, (iii) one-month average premium of 13.9% and (iv) three-month average premium of 12.9%. These premiums were measured when no offer was pending-the same circumstance as the dates used to measure the Mitel premium. The premiums represented by the Mihaylo-Vector offer actually were significantly higher than the premiums that the Mitel deal represents over Inter-Tel’s stock price during the period prior to the announcement of the Merger.

44. In short, using the premium analysis Inter-Tel employed to show that the Mihaylo-Vector $23.25 offer provided an inadequate premium demonstrates that the premium in the Mitel transaction is grossly inadequate.

I. Misleading and Incomplete Disclosure

45. The Preliminary Proxy Statement contains a description of the claims in this litigation which is misleading and incomplete. On page 48, the Preliminary Proxy Statement states:

In addition and as previously disclosed in Inter-Tel’s Annual Report on Form 10-K filed with the SEC on March 16, 2006, Inter-Tel and certain members of the Board of Directors are defendants in a stockholder class action suit filed on June 15, 2006 entitled Mercier v. Inter-Tel (Delaware) Inc. et al., No. 2226-VCS, in the Court of Chancery of the State of Delaware. Plaintiff alleges, among other claims, that the defendants breached their fiduciary duties by seeking to entrench themselves in office through a number of activities including alleged failure to pursue a ‘value maximizing plan’ for the stockholders. Inter-Tel has filed a motion to dismiss all of these claims, believes that the claims are without merit and intends to vigorously defend them.

46. The Preliminary Proxy Statement does not disclose (i) the existence of plaintiff’s claims challenging the validity of the Section 203 Provision, the Reincorporation and Inter-Tel’s par-value stock or (ii) that the defendants revised and then withdrew the Consent By-Law in response to plaintiff’s claims and inserted the Consent Provision into the Inter-Tel Delaware certificate. The misleading and incomplete description does not provide the Inter-Tel stockholders with information from which they might conclude that representations and covenants that Inter-Tel is making in the Merger Agreement may not be accurate. This information is material so that stockholders can assess the risk that the Merger will not be consummated and the risk that their shares may be taken from them in an invalid merger.

47. Even assuming that a cross-reference to a 10-K would be a substitute for full and accurate disclosure, there was no description of this litigation in Inter-Tel’s 10-K filed March 16, 2006 for the simple reason that the litigation was not filed until three months later. Inter-Tel’s 10-K filed March 15, 2007 contains only the following uninformative description of the Delaware class action suit:

The Delaware action, as amended July 14, 2006, raises claims related to the reincorporation filing by Inter-Tel in Delaware and primarily seeks injunctive relief… The Company is in the process of evaluating and conducting discovery in the Delaware class action suit.

This incomplete description does not even reflect the Second Amended Complaint filed on March 27, 2007.

48. Plaintiff and the other public stockholders of Inter-Tel lack an adequate remedy at law.

WHEREFORE, Plaintiff requests, in addition to the relief sought by the Second Amended Complaint, the following relief:

A. A preliminary and permanent injunction against the Merger;

B. A preliminary and permanent injunction against enforcement of the Section 203

Provision, particularly against bidders other than Mitel;

C. In the alternative, if the Court determines that the Section 203 Provision is valid, a declaration that Mitel is an interested stockholder under that provision and that the Merger cannot be consummated because the vote required by that provision cannot be obtained;

D. A preliminary and permanent injunction against enforcement of the no-shop provision and termination fee provision of the Merger Agreement;

E. An Order requiring defendants to conduct a fair auction of Inter-Tel open to all potential interested bidders, including Vector, Mihaylo, strategic buyers and financial buyers;

F. A declaration that representations and covenants in the Merger Agreement are invalid;

G. An award of damages against the defendants for their breach of fiduciary duty and other misconduct; and

H. Such other and further relief as the Court deems proper and just.

PRICKETT, JONES & ELLIOTT, P.A.

Michael Hanrahan (#941) Paul A. Fioravanti, Jr. (#3808) Laina M. Herbert (#4717) 1310 N. King Street P. O. Box 1328 Wilmington, DE 19899-1328 (302) 888-6500 Attorneys for Plaintiff

Dated: May 18, 2007

OF COUNSEL:

SCHIFFRIN BARROWAY

TOPAZ & KESSLER, LLP

Marc A. Topaz

Lee D. Rudy

280 King of Prussia Road

Radnor, PA 19087

(610) 667-7706

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